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                                                                 EXHIBIT 3.14

                                     BYLAWS
                                       OF
                    MEDAPHIS ACQUISITION HOLDING CORPORATION

                                   ARTICLE I

                                    OFFICES

     The Corporation will at all times maintain a registered office in the State of Georgia and a registered agent at that address but may have other offices located within or outside the State of Georgia as the Board of Directors may determine.

                                   ARTICLE II

                             SHAREHOLDERS' MEETINGS

     2.1 Annual Meeting. A meeting of shareholders of the Corporation shall be held annually. The annual meeting shall be held at such time and place and on such date as the Directors shall determine from time to time and as shall be specified in the notice of the meeting.

     2.2 Special Meeting. Special meetings of the shareholders may be called at any time by the Board of Directors, the President or any holder or holders of at least twenty-five percent (25%) of the outstanding capital stock of the Corporation. Special meetings shall be held at such a time and place and on such date as shall be specified in the notice of the meeting.

     2.3 Place. Annual or special meetings of shareholders may be held within or without the State of Georgia.

     2.4 Notice. Notice of annual or special shareholders meetings stating the place, day and hour of the meeting shall be given in writing not less than ten
(10) nor more than sixty (60) days before the date of the meeting, either mailed to the last known address or personally given to each shareholder. Notice of a meeting may be waived by an instrument in writing executed before or after the meeting. The waiver need not specify the purpose of the meeting or the business transacted, unless one of the purposes of the meeting concerns a plan of merger or consolidation, in which event the waiver shall comply with the further requirements of law concerning such waivers. Attendance at such meeting in person or by proxy shall constitute a waiver of notice thereof. Notice of any special meeting of shareholders shall state the purpose or purposes for which the meeting is called. The notice of any


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meeting at which amendments to or restatements of the articles of incorporation, merger or consolidation of the corporation, or the disposition of corporate assets requiring shareholder approval are to be considered shall state such purposes, and further comply with all requirements of law.

     2.5 Quorum. At all meetings of shareholders a majority of the outstanding shares of stock shall constitute a quorum for the transaction of business, and no resolution or business shall be transacted without the favorable vote of the holders of a majority of the shares represented at a meeting where a quorum is present and entitled to vote. When a quorum is once present to organize a meeting of the shareholders may continue to do business at the meeting or at any adjournment thereof notwithstanding the withdrawal of enough shareholders to leave less than a quorum. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

     2.6 Action in Lieu of Meeting. Any action to be taken at a meeting of the shareholders of the corporation, or any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by the holders of all of the shares entitled to vote with respect to the subject matter thereof, or by the holders of such lesser number of shares as may be required in accordance with any lawful provision of the Articles of Incorporation, and any further requirements of law pertaining to such consents have been complied with.


                                  ARTICLE III

                                   DIRECTORS

     3.1 Management. Subject to these by-laws, the Articles of Incorporation, any restrictions imposed by law or any lawful agreement between the shareholders, the full and entire management of the affairs and business of the corporation shall be vested in the Board of Directors, which shall have and may exercise all of the powers that may be exercised or performed by the corporation.

     3.2 Number of Directors; Quorum. The shareholders shall fix by resolution the precise number of members of the Board of Directors, provided that the Board of Directors shall consist of not fewer than one (1) nor more than ten (10) members. Directors shall be elected at each annual meeting of the shareholders and shall serve for a term of one (1) year and until their successors are elected. A majority of Directors shall constitute a quorum for


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the transaction of business. All resolutions adopted and all business transacted by the Board of Directors shall require the affirmative vote of a majority of the Directors present at a meeting where a quorum is present.

     3.3 Vacancies. The Directors may fill the place of any Director which may become vacant prior to the expiration of his term, such appointment by the Directors to continue until the expiration of the term of the Director whose place has become vacant, or may fill any directorship created by reason of an increase in the number of directors, such appointment by the Directors to continue for a term of office until the next election of directors by the Shareholders and until the election of the successor.

     3.4 Meetings. The Directors shall meet annually, without notice, following the annual meeting of the shareholders. Special meetings of the Directors may be called at any time by the Chairman of the Board, the President or by any two Directors if the Board has three or more directors, or by any Director if the Board has less than three members, on two days' written notice to each Director, which notice shall specify the time and place of the meeting. Notice of any such meeting may be waived by an instrument in writing executed before or after the meeting. Directors may attend and participate in meetings either in person or by means of conference telephones or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such communication equipment shall constitute presence in person at any meeting. Attendance in person at such meeting shall constitute a waiver of notice thereof.

     3.5 Action in Lieu of Meeting. Any action to be taken at a meeting of the Directors, or any action that may be taken at a meeting of the Directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Directors and any further requirements of law pertaining to such consents have been complied with.

     3.6 Removal. Any Director may be removed from office, with or without cause, upon the majority vote of the shareholders, at a meeting with respect to which notice of such purpose is given.

                                   ARTICLE IV

                                    OFFICERS

     4.1 General Provisions. The officers of the Corporation shall consist of a Chairman of the Board, a President, a Secretary and a Treasurer who shall be elected by the Board of Directors, and


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such other officers as may be elected by the Board of Directors or appointed as provided in these Bylaws. Each officer shall be elected or appointed for a term of office running until the meeting of the Board of Directors following the next annual meeting of the shareholders of the Corporation, or such other term as provided by resolution of the Board of Directors or the appointment to office. Each officer shall serve for the term of his office for which he is elected or appointed and until his successor has been elected or appointed and has qualified or his earlier resignation, removal from office or death. Any two or more offices may be held by the same person.

     4.2  Chairman of the Board.   The Chairman of the Board of Directors if
elected, shall preside, if present, at all meetings of the Board of Directors, shall be the chief executive officer of the Corporation and shall be responsible for the general supervision, direction and control of the business of the Corporation, and shall have and perform such other duties as from time to time may be assigned by the Board of Directors.

     4.3  President.     The President shall have the powers and duties of
supervision and management usually vested in the office of President of a corporation. He shall preside at all meetings of the stockholders if present thereat, and in the absence or non-election of the Chairman of the Board of Directors, at all meetings of the Board of Directors, and shall have general supervision, direction and control of the business of the Corporation. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages, and other contracts on behalf of the Corporation, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary, an Assistant Secretary or the Treasurer.

     4.4  Secretary.     The Secretary shall keep minutes of all meetings of
the shareholders and Directors and have charge of the minute books, stock books and seal of the corporation and shall perform such other duties and have such other powers as may from time to time be delegated to him by the President or the Board of Directors.

     4.5  Treasurer.     The Treasurer shall be charged with the management of
the financial affairs of the corporation, shall have the power to recommend action concerning the corporation's affairs to the President, and shall perform such other duties and have such other powers as may from time to time be delegated to him by the President or Board of Directors.

     4.6  Assistant Secretaries and Treasurers.   Assistants to the Secretary
and Treasurer may be appointed by the President or


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elected by the Board of Directors and shall perform such duties and have such powers as shall be delegated to them by the President or the Board of Directors.

     4.7 Vice Presidents. The corporation may have one or more Vice Presidents, elected by the Board of Directors, who shall perform such duties and have such powers as may be delegated by the President or the Board of Directors.

                                   ARTICLE V

                                 CAPITAL STOCK

     5.1 Share Certificates. Share certificates shall be numbered in the order in which they are issued. They shall be signed by the Chairman of the board, the President or any Vice President and the Secretary or an Assistant Secretary and the seal of the corporation shall be affixed thereto. Share certificates shall be kept in a book and shall be issued in consecutive order therefrom. The name of the person owning the shares, the number of shares, and the date of issue shall be entered on the stub of each certificate. Share certificates exchanged or returned shall be cancelled by the Secretary or an Assistant Secretary and placed in their original place in the stock book.

     5.2  Transfer of Shares.    Transfers of shares shall be made on the stock
books of the corporation by the holders in person or by power of attorney, on surrender of the old certificates for such shares, duly assigned.

     5.3  Voting.   The holders of the capital stock shall be entitled to one
vote for each share of stock standing in their name.

                                   ARTICLE VI

                                      SEAL

     The seal of the Corporation shall be in such form as the Board of Directors may from time to time determine. In the event it is inconvenient to use such a seal at any time, the signature of the Corporation followed by the word "Seal" enclosed in parentheses or scroll shall be deemed the seal of the Corporation. The seal shall be in the custody of the Secretary and affixed by him or by his assistants on the certificates of stock and other appropriate papers.


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                                  ARTICLE VII

                                   AMENDMENT

     These Bylaws may be amended by majority vote of the Board of Directors of the Corporation or by majority vote of the shareholders, provided that the shareholders may provide by resolution that any Bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the Board of Directors.

                                  ARTICLE VIII

                                INDEMNIFICATION

     Each person who is or was a director or officer of the Corporation, and each person who is or was a director or officer of the Corporation who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer or trustee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the corporation against those expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by the corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit, or proceeding, pending or threatened, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this corporation or of such other enterprises. Such indemnification shall be made only in accordance with the laws of the State of Georgia and subject to the conditions prescribed therein.

     In any instance where the laws of the State of Georgia permit indemnification to be provided to persons who are or have been an officer or director of the Corporation or who are or have been an officer, director, partner, joint venturer or trustee of any such other enterprise only on a determination that certain specified standards of conduct have been met, upon application for indemnification by any such person the corporation shall promptly cause such determination to be made by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     As a condition to any such right of indemnification, the Corporation may require that it be permitted to participate in the defense of any such action or proceeding through legal counsel designated by the Corporation and at the expense of the Corporation.


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     The Corporation may purchase and maintain insurance on behalf of any such persons whether or not the Corporation would have the power to indemnify such officers and directors against any liability under the laws of the State of Georgia. If any expenses or other amounts are paid by way of indemnification, other than by court order, action by shareholders or by an insurance carrier, the Corporation shall provide notice of such payment to the shareholders in accordance with the provisions of the laws of the State of Georgia.

Approved by the Board of Directors this 5th day of August, 1991.

/s/ Randolph G. Brown
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Randolph G. Brown
Chairman

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